Black Hills Corporation

Improving life with energy

News Release
Company Contact:
Jason Ketchum            605-721-2765
Media Relations Line    866-243-9002

BLACK HILLS CORP. REPORTS THIRD QUARTER RESULTS, ANNOUNCES QUARTERLY DIVIDEND AND PROVIDES 2010 AND 2011 EARNINGS GUIDANCE
STRONG FINANCIAL PERFORMANCE FROM OPERATIONS AND SUBSTANTIAL PROGRESS
ON STRATEGIC INITIATIVES

RAPID CITY, SD – Oct. 28, 2010 – Black Hills Corp. (NYSE: BKH) today announced third quarter 2010 financial results. Adjusted income from continuing operations was $14.8 million or $0.38 per share, compared to $2.6 million or $0.07 per share for the same period in 2009 (this is a non-GAAP measure. See the accompanying schedule for the GAAP to non-GAAP adjustment reconciliation). On a GAAP basis, the company reported income from continuing operations and net income of $12.4 million or $0.32 per share for third quarter 2010, compared to a loss from continuing operations of $3.9 million or $0.10 per share, and net loss of $2.2 million or $0.06 per share for the same period in 2009.
For the nine months ended Sept. 30, 2010, adjusted income from continuing operations was $54.1 million or $1.39 per share, compared to $33.2 million or $0.85 per share for the same period in 2009 (this is a non-GAAP measure. See the accompanying schedule for the GAAP to non-GAAP adjustment reconciliation). On a GAAP basis, the company reported income from continuing operations and net income of $35.2 million or $0.90 per share for the nine months ended Sept. 30, 2010, compared to income from continuing operations of $46.4 million or $1.20 per share, and net income of $48.8 million or $1.26 per share for the same period in 2009.
“Financial results from operations were strong this quarter as a result of the implementation of new and interim utility rates in five jurisdictions and improvements in energy marketing. We continue to make significant progress on many of our strategic initiatives and are in the final stages of our integration projects that provide us a scalable and unified platform for growth,” said David R. Emery, chairman, president and chief executive officer of Black Hills Corp. “We began full construction of our utility and IPP gas-fired generation projects in Colorado, completed a $200 million senior note offering, sold a 23 percent ownership interest in Wygen III and further diversified Enserco through the addition of power and environmental marketing. I am encouraged by our financial progress and very proud of our employees who continue to demonstrate a commitment to serving customers and operating efficiently.”

Black Hills Corp. highlights for third quarter 2010 and other recent events include:
Utilities

•
On July 7, 2010, the South Dakota Public Utilities Commission approved a settlement agreement for an increase in annual utility revenue of $15.2 million for Black Hills Power. New rates were effective on April 1, 2010, for Black Hills Power South Dakota customers.

•
On July 14, 2010, Black Hills Power sold a 23 percent ownership interest in its Wygen III power generation facility to the Consolidated Wyoming Municipalities Electric Power System Joint Powers Board for $62 million, resulting in a $4.1 million gain. The sale terminates the power purchase agreement with the City of Gillette and also initiates an operating cost sharing arrangement for the life of the plant.

•
On July 22, 2010, Black Hills Energy – Colorado Electric and Black Hills Colorado IPP received an air permit from the State of Colorado Department of Public Health and Environment and immediately began construction on two gas-fired power generation facilities that will serve Black Hills Energy – Colorado Electric customers beginning Jan. 1, 2012.

- The 180-megawatt regulated utility project and related transmission investments are expected to cost between $250 million and $260 million, with $130.7 million expended as of Sept. 30, 2010.
- The 200-megawatt non-regulated IPP project will serve Black Hills Energy – Colorado Electric utility customers through a 20-year power purchase agreement and is expected to cost between $240 million and $265 million, with $104.9 million expended as of Sept. 30, 2010.

•
On Aug. 5, 2010, the Colorado Public Utilities Commission approved a settlement agreement for an increase in annual utility revenue of $17.9 million for Black Hills Energy – Colorado Electric, based on a return on equity of 10.5 percent and a capital structure of 52 percent equity. New rates were effective on Aug. 6, 2010 for Black Hills Energy – Colorado Electric customers.

•
On Aug. 10, 2010, the City of Pueblo announced the renewal of a 20-year franchise agreement with Black Hills Energy – Colorado Electric to operate and maintain electrical infrastructure facilities in city streets.

•
On Aug. 18, 2010, the Nebraska Public Service Commission approved an increase in annual utility revenue of $8.3 million for Black Hills Energy – Nebraska Gas, based on a return on equity of 10.1 percent and a capital structure of 52 percent equity effective on Sept. 1, 2010, for Black Hills Energy – Nebraska Gas customers.

•
On Sept. 1, 2010, Black Hills Energy – Iowa Gas filed a settlement agreement with the Iowa Utilities Board for a $3.4 million increase in annual revenues. The original rate request was filed for a $4.7 million annual increase in utility revenues on June 8, 2010, with the Iowa Utilities Board. Interim rates reflecting an annual utility revenue increase of $2.6 million were implemented on June 18, 2010, and will be adjusted after the IUB issues a final rate order.

•
On Sept. 9, 2010, Black Hills Power announced suspension of operations at its 62-year-old, 34.5-megawatt coal-fired Osage Power Plant in Osage, Wyo., beginning Oct. 1, 2010. Osage will remain an asset in the generation portfolio, maintain all operating permits and has the ability to resume full operations if needed.

•	During the quarter, the effective tax rate decreased primarily as a result of a $2.2 million tax benefit for a repairs deduction taken for tax purposes and the flow-through treatment of the associated tax benefit resulting from a rate case settlement. This decrease in the company's effective tax rate is partially offset by a lower tax benefit from AFUDC-equity, which decreased upon commercial operations of Wygen III.

Non-regulated Energy

•
Late in the third quarter, Enserco, the company's energy marketing subsidiary, expanded its business lines to include power and environmental marketing. Risk tolerance and capital allocated to the segment are expected to remain the same.

•
Enserco’s $10.9 million unrealized gain included $3.2 million unrealized gain for margins on long-term coal deals executed during the quarter as well as gains on long coal positions resulting from market price increases. More than 85 percent of these long positions have recently been closed.

Corporate

•
On July 16, 2010, a public offering of a $200 million aggregate principal amount of senior unsecured notes due July 15, 2020, was completed. The notes are priced at par and carry an interest rate of 5.875 percent.

•
On Aug. 31, 2010, the company announced several leadership changes including the planned March 2011 retirement of Tom Ohlmacher, president and chief operating officer of the non-regulated energy business and the expansion of responsibility for Linn Evans, president and chief operating officer for the utility businesses, to include power generation and coal mining operations.

•	For the third quarter of 2010, a non-cash unrealized loss related to certain interest rate swaps of $8.9 million after-tax was recognized.

•
During the quarter, the company recorded a $2.4 million reduction in tax expense reflecting a re-measurement of a tax position in accordance with accounting for uncertain tax positions. Of this tax benefit, approximately $2.0 million was recorded in the corporate segment. The re-measurement was prompted by a settlement agreement with the IRS Appeals Division, and an associated cash refund of approximately $16 million is expected to be received later this year or early 2011.

Compared to the third quarter of 2009, GAAP income (loss) from continuing operations increased $16.2 million in the third quarter of 2010 reflecting the following:
Utilities - Third Quarter 2010

•	$8.0 million increase in electric utility earnings

•	$2.9 million increase in gas utility earnings
Non-regulated Energy - Third Quarter 2010

•	$5.9 million increase in energy marketing earnings

•	$1.0 million increase in oil and gas earnings

•	Power generation earnings that were comparable to the prior year

•	$0.6 million decrease in coal mining earnings
Corporate - Third Quarter 2010

•	$1.0 million decrease in corporate earnings (third quarter 2010 included an $8.9 million net non-cash unrealized loss and third quarter 2009 included a $5.7 million net non-cash unrealized loss)

EARNINGS GUIDANCE
The previous 2010 adjusted income from continuing operations earnings guidance range of $1.80 to $2.05 is adjusted to $1.80 to $1.95. The main variation from the reaffirmed guidance provided on Aug. 5, 2010, primarily reflects the impact of lower natural gas prices on the company's energy marketing and oil and gas businesses. This revised estimate is also predicated on a number of considerations disclosed previously and includes the following updates:

•
Increased capital expenditures in 2010 expected to be $512 million, compared to the previous $425 million to $475 million range. The accelerated spending will likely capture the tax benefits of bonus depreciation;

•	Previously disclosed undesignated long-term debt hedges remain in place with no additional unrealized mark-to-market impacts;

•	Total oil and natural gas production in range of 10.9 Bcfe to 11.3 Bcfe;

•
Oil and gas average NYMEX prices for October 2010 through December 2010 of $3.80 per MMBtu for natural gas and $81.78 per Bbl for oil; production-weighted average well-head prices of $2.81 per Mcf and $71.86 per Bbl, all based on forward strips, and average hedged prices of $3.99 per Mcf and $58.47 per Bbl.

•	Modest fourth quarter earnings from energy marketing.

In 2011, Black Hills expects earnings adjusted income from continuing operations to be in the range of $1.90 to $2.15 per share. This estimate is predicated on a number of considerations, including the following:

•	Planned capital expenditures in 2011 estimated to be $430 million to $475 million; including oil and gas capital expenditures of $35 million to $45 million;

•
Assumed equity financing in the range of $125 million to $150 million with an assumed mid-year 2011 issuance. The assumed offering is expected to provide sufficient equity financing for generation projects currently under construction in Colorado;

•	Previously disclosed undesignated long-term debt hedges remain in place with no additional unrealized mark-to-market impacts;

•	Normal operations and weather conditions within utility service territories impacting customer usage, off-system sales, construction, maintenance and/or capital investment projects;

•	Increased earnings at our electric and gas utilities resulting from the implementation of 2010 rate orders and the successful completion of pending and potential rate requests;

•	No significant unplanned outages at any of company’s power generation facilities;

•	Modest increase in energy marketing income as a result of additional margins from oil, coal, power and environmental marketing activities;

•	Total oil and natural gas production in range of 11.0 Bcfe to 11.9 Bcfe;

•
Oil and gas annual average NYMEX prices of $4.94 per MMBtu for natural gas and $85.77 per Bbl for oil; production-weighted average well-head prices of $3.90 per Mcf and $76.72 per Bbl, all based on forward strips, and average hedged prices of $4.54 per Mcf and $68.98 per Bbl; and

•	No additional significant acquisitions or divestitures.

USE OF NON-GAAP FINANCIAL MEASURE
As noted in this news release, in addition to presenting its earnings information in conformity with Generally Accepted Accounting Principles, the company has provided non-GAAP earnings data reflecting adjustments for special items as specified in the GAAP to Non-GAAP adjustment reconciliation table below. Adjusted income from continuing operations and adjusted net income are defined as income from continuing operations and net income, in each case adjusted for expenses and gains that are unusual, non-routine, non-recurring or special in a way that does not reflect the company’s core operating performance. The company believes that non-GAAP financial measures are useful to investors because the items excluded are not indicative of the company’s continuing operating results. Also, the company’s management uses these non-GAAP financial measures as an indicator for planning and forecasting future periods. Adjusted income from continuing operations and adjusted net income have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Our presentation of adjusted income from continuing operations and adjusted net income should not be construed as an inference that our future results will be unaffected by other expenses that are unusual, non-routine or non-recurring.

GAAP TO NON-GAAP ADJUSTMENT RECONCILIATION

	Three Months Ended Sept. 30,				Nine Months Ended Sept. 30,
(In millions, except per share amounts)	2010		2009		2010		2009
(after-tax)	Income	EPS	Income	EPS	Income	EPS	Income	EPS
Income (loss) from continuing operations (GAAP)	$12.4	$0.32	$(3.9)	$(0.10)	$35.2	$0.90	$46.4	$1.20
Adjustments for special items:
Unrealized (gain) loss on interest rate swaps	8.9	0.23	5.7	0.15	27.1	0.70	(24.6)	(0.64)
Asset impairment - ceiling test	—	—	—	—	—	—	27.8	0.72
Gain on partial sale of Wygen I	—	—	—	—	—	—	(16.9)	(0.44)
Gain on sale of Elkhorn, NE assets	—	—	—	—	(1.7)	(0.04)	—	—
Gain on partial sale of Wygen III	(4.1)	(0.10)	—	—	(4.1)	(0.10)	—	—
Improved effective tax rate	(2.4)	(0.06)	—	—	(2.4)	(0.06)	(3.8)	(0.10)
BHE acquisition facility fee	—	—	—	—	—	—	1.9	0.05
BHE integration expenses	—	—	0.8	0.02	—	—	2.4	0.06
Rounding	—	(0.01)	—	—	—	(0.01)	—	—
Total special items adjustment	2.4	0.06	6.5	0.17	18.9	0.49	(13.2)	(0.35)

Income from continuing operations (Non-GAAP)	$14.8	$0.38	$2.6	$0.07	$54.1	$1.39	$33.2	$0.85
DIVIDENDS
On Oct. 28, 2010, our board of directors declared a quarterly dividend on common stock. Common shareholders of record at the close of business on Nov. 17, 2010, will receive $0.36 cents per share, equivalent to an annual dividend rate of $1.44, payable on Dec. 1, 2010.

CONFERENCE CALL AND WEBCAST
The company will host a live conference call and webcast at 11a.m. EDT on Friday, Oct. 29, 2010, to discuss the company’s financial and operating performance.
Those interested in listening to the live broadcast from within the United States can call 866-783-2137. International callers can call 857-350-1596. All callers need to enter the pass code 88923178 when prompted. To access the live webcast and download a copy of the investor presentation, go to the Black Hills website at www.blackhillscorp.com and click “Webcast” in the “Investor Relations” section. The presentation will be posted on the website before the webcast. Listeners should allow at least five minutes for registering and accessing the presentation.
For those unable to listen to the live broadcast, a replay will be available on the company’s website or by telephone through Friday, Nov. 12, 2010, at 888-286-8010 in the United States and at 617-801-6888 for international callers. The replay pass code is 12415103.

CONSOLIDATED FINANCIAL RESULTS

BLACK HILLS CORPORATION
(In thousands, except per share amounts)

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2010	2009	2010	2009
Revenues:
Utilities	$214,910	$191,634	$829,327	$796,973
Non-regulated Energy	49,445	34,165	148,651	124,117
	$264,355	$225,799	$977,978	$921,090

Net income (loss)
Utilities	$17,942	$7,053	$53,601	$38,618
Non-regulated Energy (a)	4,541	(1,796)	15,785	(5,470)
Corporate	(10,093)	(9,110)	(34,221)	13,205
Income (loss) from continuing operations	12,390	(3,853)	35,165	46,353
Income from discontinued operations	—	1,673	—	2,439
Net income (loss)	$12,390	$(2,180)	$35,165	$48,792

Weighted average common shares outstanding:
Basic	38,933	38,643	38,895	38,584
Diluted	39,133	38,643	39,052	38,646

Earnings (loss) per share:
Basic -
Continuing operations	$0.32	$(0.10)	$0.90	$1.20
Discontinued operations	—	0.04	—	0.06
Total	$0.32	$(0.06)	$0.90	$1.26
Diluted -
Continuing operations	$0.32	$(0.10)	$0.90	$1.20
Discontinued operations	—	0.04	—	0.06
Total	$0.32	$(0.06)	$0.90	$1.26
__________
(a) 2009 nine months financial results includes a $27.8 million after-tax ceiling test impairment at our Oil and Gas Segment and a $16.9 million after-tax gain on the sale of a 23.5% ownership interest in the Wygen I power generation facility to MEAN.

BUSINESS UNIT PERFORMANCE SUMMARY

(Minor differences in comparative amounts may result due to rounding. All amounts are presented on an after-tax basis unless otherwise indicated.)

Utilities Group - Third Quarter 2010

Income from continuing operations from the utilities group for the three months ending Sept. 30, 2010, was $17.9 million, compared to $7.1 million in 2009. Business segment results were as follows:

•	Electric utility segment income from continuing operations was $18.5 million for the third quarter of 2010 compared to income from continuing operations of $10.5 million in 2009 as a result of:

Gross margin: Gross margin increased $7.9 million primarily due to an increase of $5.7 million related to the impact of the Black Hills Power and Colorado Electric rate cases, an increase of $0.6 million for updated transmission cost adjustment at Colorado Electric, increased off-system sales margins of $1.2 million, and increased intercompany revenues of $0.6 million related to a shared services agreement.

Operating, general and administrative costs: Operating, general and administrative costs increased $1.1 million primarily due to additional costs associated with the operations of Wygen III which commenced commercial operations on April 1, 2010, and increased intercompany costs related to a shared services agreement partially offset by decreased property taxes.

Gain on sale of operating asset: The gain on sale of operating asset of $4.1 million represents the sale of a 23 percent ownership interest in Wygen III generating facility to the City of Gillette.

Depreciation and amortization: Depreciation and amortization increased $1.2 million primarily due to the commencement of depreciation on the Wygen III plant, which began commercial operations on April 1, 2010.

Interest expense, net: Interest expense, net increased $2.3 million due to higher interest expense of $2.6 million compared to the same period in the prior year as a result of higher rates on long-term debt compared to short-term debt partially offset by an increase of $0.4 million in AFUDC-borrowed associated with the borrowed funds for the construction at Colorado Electric.

Other income: Other income decreased $1.4 million primarily due to lower AFUDC-equity, which decreased upon the placement of Wygen III into commercial operations on April 1, 2010.

Income tax: The effective tax rate decreased primarily as a result of a $2.2 million tax benefit for a rate case settlement related to expensing certain items that had been capitalized for income tax purposes partially offset by lower benefit from AFUDC-equity, which decreased upon commercial operations of Wygen III.

•	The gas utility segment loss from continuing operations was $0.6 million for the third quarter of 2010 compared to loss from continuing operations of $3.5 million in 2009, primarily as a result of:

Gross margin: Gross margins increased $1.5 million primarily due to increased interim rates at Iowa Gas, approved rates at Nebraska Gas, and an approved Gas System Reliability surcharge at Kansas Gas, which were effective subsequent to the second quarter of 2009, partially offset by lower volumes.

Operating, general and administrative costs: Operating, general and administrative costs decreased $2.2 million primarily due to decreases in labor and employee benefit costs.

Depreciation and amortization: Depreciation and amortization decreased $1.1 million primarily due to assets that became fully depreciated during 2009 and 2010.

Interest expense, net: Interest expense, net increased $1.9 million primarily resulting from the assignment of longer-term debt to adjust the assigned capital structure.

Other expense: Other expense was comparable to the same period in the prior year.

Income tax: The effective tax rate for the three months ended Sept. 30, 2010, was comparable to the same period in the prior year.

The following tables provide certain Utilities group operating statistics:

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
Electric Utilities:	2010	2009	2010	2009

Retail sales - MWh	1,200,050	1,157,716	3,427,434	3,321,238
Contracted wholesale sales - MWh	83,013	161,796	371,736	473,723
Off-system sales - MWh	455,425	454,427	1,367,086	1,273,689
	1,738,488	1,773,939	5,166,256	5,068,650

Total gas sales - Cheyenne Light - Dth	361,129	376,505	3,426,694	3,246,020

Regulated power plant availability:
Coal-fired plants	95.9%	94.5%	93.2%	92.0%
Other plants *	98.5%	77.9%	98.5%	90.6%
Total availability	96.8%	88.3%	95.1%	91.4%

* For the three months ended Sept. 30, 2009 reflects unplanned outages at Pueblo Unit 5 gas-fired plant.

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
Gas Utilities:	2010	2009	2010	2009

Total gas sales - Dth	5,507,031	5,482,893	39,224,176	38,310,565
Total transport volumes - Dth	13,655,534	12,159,170	44,238,881	40,328,746

Non-regulated Energy Group - Third Quarter 2010

Income from continuing operations from the Non-regulated Energy group for the three months ended Sept. 30, 2010, was $4.5 million, compared to loss from continuing operations of $1.8 million for the same period in 2009. Business segment results were as follows:

•	Energy marketing income from continuing operations was $1.5 million for the third quarter of 2010, compared to loss from continuing operations of $4.5 million in 2009 as a result of:

Revenue and gross margin: Revenue and gross margin increased $9.3 million primarily driven by increased unrealized marketing gains of $10.9 million. This increase was driven by timing of natural gas settlements and gains of $3.2 million from the company’s portfolio of coal marketing contracts, which were acquired on June 1, 2010. The coal contracts acquired included a significant "long" coal position. An increase in the market price of coal produced unrealized gains for that position during the period. Additionally, the unrealized gains from coal were driven by margins on long-term coal deals executed during the quarter. The unrealized marketing gains were partially offset by lower realized marketing gross margins of $1.6 million. A less favorable natural gas market contributed to this variance along with a decrease in natural gas volumes marketed.

Operating, general and administrative costs: Operating, general and administrative costs increased $3.8 million primarily due to increased staff and benefit costs and a higher provision for compensation expense related to increased margins.

Depreciation and amortization: Depreciation and amortization was comparable to the same period in the prior year.

Interest expense, net: Interest expense, net decreased $0.2 million due to decreased costs related to the Enserco credit facility offset by decreased interest income on lower cash balances.

Other income: Other income was comparable to the same period in the prior year.

Income tax: The effective tax rate for the three months ended Sept. 30, 2010, is comparable to the same period in the prior year.

•	Oil and Gas income from continuing operations was $0.8 million for the third quarter of 2010, compared to loss from continuing operations of $0.1 million in 2009 as a result of:

Revenue: Revenue increased $1.0 million primarily due to a 3 percent increase in the average hedged price of natural gas, a 34 percent increase in the average hedged price of oil, and a 10 percent increase in oil volumes primarily due to production at new wells in the company’s ongoing Bakken drilling program partially offset by an 11 percent decline in gas volumes. The volume decline for gas was largely driven by natural production declines from producing properties, reflecting reduced capital deployment during 2010 and 2009.

Operating, general and administrative costs: Operating, general and administrative costs were comparable to the same period in the prior year.

Depreciation, depletion and amortization: Depreciation, depletion and amortization were comparable to the same period in the prior year.

Interest expense, net: Interest expense, net increased $0.3 million primarily due to increased interest rates.

Other income: Other income was comparable to the same period in the prior year.

Income tax (expense) benefit: Income tax (expense) benefit in the third quarter of 2010 was impacted by a $0.4 million positive adjustment of a previously recorded tax position. Income tax benefit for the third quarter of 2009 was primarily affected by the favorable impact of percentage depletion.

•	Power generation income from continuing operations was $0.6 million for the third quarter of 2010, compared to income from continuing operations of $0.6 million in 2009 as a result of:

Revenue: Revenue was comparable to the same period in 2009.

Cost of Sales: Cost of sales was comparable to the same period in the prior year.

Operating, general and administrative costs: Operating, general and administrative costs increased $0.3 million primarily due to increased intercompany costs associated with a shared services agreement.

Depreciation and amortization: Depreciation and amortization were comparable to the same period in the prior year.

Interest expense, net: Interest expense, net decreased $0.6 million primarily due to a decrease in debt from an intercompany debt restructuring partially offset by interest expense associated with the $120.0 million project financing at Black Hills Wyoming.

Other income: Other income was comparable to the same period in the prior year.

Income tax: The effective tax rate for the three months ended Sept. 30, 2010, is comparable to the same period in the prior year.

•	Coal Mining income from continuing operations was $1.7 million for the third quarter of 2010, compared to a income from continuing operations of $2.3 million in 2009 as a result of:

Revenue: Revenue decreased $0.6 million primarily due to 6 percent decrease in volumes sold primarily due to customer plant outages and lower demand for coal partially offset by sales to Wygen III, which commenced commercial operations in April 2010.

Operating, general and administrative costs: Operating, general and administrative costs were comparable to the same period in the prior year.

Depreciation, depletion and amortization: Depreciation, depletion and amortization was comparable to the same period in the prior year.

Interest income, net: Interest income, net increased $0.5 million primarily due to increased lending to affiliates at higher interest rates.

Other income: Other income decreased $1.1 million primarily due to the site lease rental income for the Wygen III power plant that was entered into in the third quarter of 2009 with revenues in the third quarter of 2009 including billings back to March 2008.

Income tax: Income tax expense decreased $1.2 million primarily due to lower pre-tax earnings during the third quarter of 2010 and during the third quarter of 2009, along with the tax benefit generated by percentage depletion when compared to the third quarter of 2009. The tax benefit generated by percentage depletion had a significant effect on the effective tax rate in the current period.

The following tables contain certain Non-regulated Energy operating statistics:

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2010	2009	2010	2009
Energy Marketing:
Average daily quantities -
Natural gas physical - MMBtus	1,666,674	2,206,300	1,589,261	2,013,900
Crude oil physical - barrels	19,410	13,300	17,947	12,100
Coal - tons (a)	28,549	—	28,407	—
____________
(a) Represents the activity from the coal marketing business acquired on June 1, 2010.

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2010	2009	2010	2009
Oil and Gas:
Mcf equivalent sales	2,884,716	3,120,582	8,406,474	9,634,945

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2010	2009	2010	2009
Power Generation:
Contracted fleet power plant availability -
Coal-fired plants	96.9%	98.7%	98.6%	95.6%
Other plants	100.0%	99.7%	100.0%	98.8%
Total availability	98.2%	99.1%	99.2%	96.9%

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2010	2009	2010	2009
Coal Mining:	(in thousands)
Tons of coal sold	1,489	1,591	4,340	4,460

Cubic yards of overburden moved	4,482	4,187	11,805	10,822

Corporate - Third Quarter 2010

Loss for the three months ended Sept. 30, 2010, was $10.1 million compared to loss of $9.1 million for the same period in 2009. Results for the third quarter of 2010 reflect an $8.9 million unrealized mark-to-market non-cash loss related to interest rate swaps no longer designated as hedges for accounting purposes and a $2.0 million decrease in income tax expense due to a re-measurement of a previously recorded uncertain tax position. The tax position relates to depreciation method changes, and a $0.6 million increase in net interest expense compared to the third quarter of 2009, which included a $5.7 million unrealized mark-to-market non-cash gain related to interest rate swaps.

ABOUT BLACK HILLS CORP.
Black Hills Corp. – a diversified energy company with a tradition of exemplary service and a vision to be the energy partner of choice – is based in Rapid City, S.D., with corporate offices in Denver and Omaha, Neb. The company serves 763,300 natural gas and electric utility customers in Colorado, Iowa, Kansas, Montana, Nebraska, South Dakota and Wyoming. The company's non-regulated businesses generate wholesale electricity, produce natural gas, oil and coal, and market energy. Black Hills employees partner to produce results that improve life with energy.
CAUTION REGARDING FORWARD-LOOKING STATEMENTS
This news release includes “forward-looking statements” as defined by the Securities and Exchange Commission, or SEC. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this news release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. These forward-looking statements are based on assumptions which we believe are reasonable based on current expectations and projections about future events and industry conditions and trends affecting our business. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that, among other things, could cause actual results to differ materially from those contained in the forward-looking statements, the risk factors described in Item 1A of Part I of our 2009 Annual Report on Form 10-K filed with the SEC, and other reports that we file with the SEC from time to time, and the following:

•
Our ability to obtain adequate cost recovery for our utility operations through regulatory proceedings and receive favorable rulings in periodic applications to recover costs for fuel, transmission and purchased power in our regulated utilities and the timing in which the new rates would go into effect;

•	Our ability to receive regulatory approval to recover in rate base our expenditures for new generation facilities or other utility infrastructure;

•	Our ability to complete the construction, start up and operation of power generation facilities in a cost-effective and timely manner;

•	The accounting treatment and earnings impact associated with interest rate swaps;

•	Capital market conditions and market uncertainties related to interest rates, which may affect our ability to raise capital on favorable terms;

•
The timing, volatility and extent of changes in energy and commodity prices, supply or volume, the cost and availability of transportation of commodities, changes in interest rates or foreign exchange rates and the demand for our services, any of which can affect our earnings, financial liquidity and the underlying value of our assets, including the possibility that we may be required to take future impairment charges under the SEC's full cost ceiling test for natural gas and oil reserves;

•	Our ability to successfully integrate and profitably operate any future acquisitions;

•	The timing and extent of scheduled and unscheduled outages of our power generating facilities;

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Our ability to successfully complete labor negotiations with three of the six unions with whom we have collective bargaining agreements and for which we are currently in, or soon to be in, contract renewal negotiations;

•	Our ability to provide accurate estimates of proved oil and gas reserves and future production and associated costs;

•	The extent of our success in connecting natural gas supplies to gathering, processing and pipeline systems;

•	Changes in or compliance with laws and regulations, particularly those related to financial reform legislation, taxation, power generation, safety, protection of the environment and energy marketing;

•	Weather and other natural phenomena;

•	The effect of accounting policies issued periodically by accounting standard-setting policies;

•
Macro- and micro-economic changes in the economy and energy industry, including the impact of (i) consolidation and changes in competition and (ii) general economic and political conditions, including tax rates or policies and inflation rates; and

•	Other factors discussed from time to time in our filings with the SEC.

New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time-to-time, and it is not possible for us to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. We assume no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.